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                                                                   EXHIBIT 10.12

                                 March 12, 2002

Alison L. May
22 Jersey Street
San Francisco, CA 94114

Dear Alison:

         On behalf of RedEnvelope, Inc. (the "Company"), I am pleased to offer you the full-time position of Chief Executive Officer and President of the Company. The terms of your new position with the Company are as set forth below:

         1.       POSITION.

                  a. You will become the Chief Executive Officer and President of the Company, working out of the Company's headquarters office in San Francisco, California. You will also be appointed to the Company's Board of Directors in connection with your employment with the Company. As Chief Executive Officer and President, you will have the duties, responsibilities and authority customarily associated with such position, including responsibility for the overall management of the Company. You will report directly to the Company's Board of Directors.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of your duties and obligations to the Company. During your employment, you further agree that you
(i) will devote substantially all of your business time and attention to the business of the Company; (ii) will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and (iii) will not directly or indirectly engage or participate in any business or activity that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from: (i) accepting speaking or presentation engagements in exchange for honoraria; (ii) serving on advisory boards or boards of charitable organizations (including, without limitation, the advisory board of the Lioness Fund), so long as such service does not unduly interfere with the performance of your duties to the Company; or (iii) owning, directly or indirectly, no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

         2. START DATE. Subject to fulfillment of any pre-conditions imposed by this letter agreement, you will commence this new position with the Company on April 8, 2002 (the "Start Date").

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3.       REFERENCE CHECK; PROOF OF RIGHT TO WORK.

                  a. This offer of employment is contingent upon the successful completion of a reference check by the Company, including a check of your personal references and other information relevant to employment.

                  b. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         4.       COMPENSATION.

                  a. BASE SALARY. You will be paid a base monthly salary of $27,083.33, which is equivalent to $325,000 on an annualized basis, subject to applicable tax withholding. Your salary will be payable pursuant to the Company's regular payroll policy (or in the same manner as other similarly situated employees of the Company).

                  b. BONUS. You will not be entitled to a bonus for fiscal year 2003 (i.e., the fiscal year ending March 31, 2003), unless otherwise determined by the Company's Board of Directors. You will be eligible, subject to approval by the Company's Board of Directors, for annual bonuses in subsequent fiscal years pursuant to an incentive compensation plan that you will develop with the Board of Directors.

         5.       STOCK OPTIONS.

                  a. INITIAL GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option to purchase such number of shares of the Company's Common Stock as equals four percent (4%) of the Company's outstanding Common Stock as calculated upon the earlier of (i) June 30, 2002 or (ii) immediately following the final closing of the Company's next round of Preferred Stock financing (currently anticipated to be a Series F Preferred Stock) in which the Company raises, through all closings thereof, aggregate gross proceeds of at least $5 million, with an exercise price equal to the fair market value on the date of the grant (the "Shares"). For purposes of the immediately preceding sentence, the calculation of the Company's outstanding Common Stock will include all then-outstanding shares of Preferred Stock on an as-converted basis, all then-outstanding options on an as-exercised basis, all then-outstanding warrants on an as-exercised (and, if applicable, as-converted) basis, and any authorized but unissued option shares in the Company's employee stock option pool. These option shares will vest at the rate of 25% of the total number of Shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and 1/48th of the total number of Shares each month thereafter for the succeeding three years on the monthly anniversary of your Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Company's 1999 Stock Plan and the Stock Option Agreement (including the related notice of stock option grant) between

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you and the Company, which will be consistent with the terms of this letter agreement. The option will be exercisable for a period of 12 months following a termination of your employment relationship with the Company as a result of your death or disability (or, if earlier, the expiration date of the term of the option) and will be transferable to a trust for your benefit, or for the benefit of an immediate family member, as permitted by applicable law. The Stock Option Agreement will permit the use of a full-recourse, five-year term promissory note, with such terms and conditions as the plan Administrator determines to be appropriate, as an acceptable form of payment upon exercise of any of the Shares.

                  In the event of a Change of Control of the Company, then 25% of your unvested options or shares remaining as of the effective date of the Change of Control will become immediately vested. As used herein, a "Change of Control" shall mean any of the following: (i) a merger of the Company into another entity (other than a merger effected solely for the purpose of changing the state of domicile of the Company), (ii) any other transaction in which more than 50% of the voting control of the Company is transferred (other than an equity financing of the Company in which the Company is the surviving entity), including, without limitation, the sale of more than 50% of the outstanding shares of the Company's capital stock or the sale of all or substantially all of the assets of the Company, or (iii) immediately prior to the liquidation or dissolution of the Company.

                  b. SUBSEQUENT OPTION GRANTS. Subject to the discretion of the Company's Board of Directors, which will consider the matter at least annually, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

         6.       BENEFITS.

                  a. INSURANCE BENEFITS; INDEMNIFICATION. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including group medical insurance, subject to any eligibility requirements imposed by such plans. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law (and advances expenses for which indemnification is available to the maximum extent permitted by law) and the Company will enter into its standard form of Indemnification Agreement (in the form enclosed herewith) with you giving you such protection. The Company will also maintain, at its sole expense, during the period of your service as a director or officer of the Company or any of its affiliated entities and for such additional period of time as you are subject to claims arising therefrom, director and officer liability insurance in such amounts and subject to such limitations as the Company shall, in good faith, determine. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance coverage if the Company determines in good faith that: (i) such insurance cannot be obtained or maintained on terms that are commercially reasonable; (ii) if the premium costs for such insurance are substantially disproportionate to the amount of coverage provided; (iii) if the coverage provided by such insurance is limited by exclusions so as to provide

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an insufficient benefit; or (iv) if you are covered by similar insurance maintained by a parent or subsidiary of the Company.

                  b. VACATION. You will be entitled to twenty (20) days of paid time off per year (exclusive of Company holidays), pro-rated from the Start Date for the remainder of this calendar year, and subject to the applicable cap on accrual and other terms of the Company's vacation policy.

         7. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

         8. AT-WILL EMPLOYMENT. Subject only to the Company's obligations described in Section 9 below, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation.

         9. SEVERANCE BENEFITS. Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth in this
Section 9 or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement) and (ii) a resignation from all of your positions with the Company.

                  a. In the event of the termination of your employment by the Company without "Cause", or as a result of your "Constructive Termination" (as such terms are defined below), you will be entitled to receive (i) a cash amount equal to twelve (12) months of your then-current base salary (less applicable tax withholding), which benefit will be paid over the twelve (12) month period following your execution of the release agreement on the Company's normal payroll dates in equal installments, and (ii) twelve (12) months, measured from the date of termination, of continued insurance coverage under COBRA to be paid for by the Company.

                  b. For purposes of this letter agreement, "Cause" for your termination by the Company will mean your: (i) gross negligence in the performance of your job responsibilities; (ii) failure or refusal to comply with the lawful directives of the Company's Board of Directors not inconsistent with your position and responsibilities (other than a refusal to incur any of (i) -
(iv) under the definition of Constructive Termination below); (iii) willful misconduct that the Company reasonably determines is materially detrimental to the business or reputation of the Company; (iv) dishonest or fraudulent conduct in the performance of your job responsibilities or that the Company reasonably determines is materially detrimental to the business or reputation of the Company; (v) conviction of a felony; (vi) material breach of your Confidentiality Agreement or your duties of confidentiality owed to any third parties as a result of your position with the Company; or (vii) death; provided, however, that an occurrence of any of (i) through (iii) above shall constitute Cause hereunder only after the Company has provided you with written notice of

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such gross negligence, failure or misconduct and a reasonable opportunity for you to cure such gross negligence, failure or misconduct (assuming such gross negligence, failure or misconduct is capable of being cured). For purposes of the immediately preceding proviso, a majority of the disinterested members of the Company's Board of Directors shall determine whether a cure has been effected or whether a reasonable opportunity to cure was provided).

                  c. For purposes of this letter agreement, "Constructive Termination" will mean your resignation from all of your positions with the Company within thirty (30) days following: (i) a material reduction or change in your title, job duties, responsibilities or job requirements inconsistent with your position with the Company; (ii) any material reduction of your base compensation; (iii) any elimination of a material benefit provided to you pursuant to your employment with the Company; (iv) a relocation of your place of employment more than twenty-five (25) miles from San Francisco, California; (v) the Company's failure to cure any material breach by it of the terms of this letter agreement or the Indemnification Agreement referenced herein within a reasonable time following written notice from you to the Company's Board of Directors, in each case under (i) through (v) above, other than with your written consent; or (vi) the actual occurrence of any "constructive termination" of you by the Company under any applicable provision of California law.

                  d. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause and as a result of your physical or mental impairment which prevents performance of the essential functions of your position, the amount of cash payment that you would otherwise be entitled to receive pursuant to Section 9(a)(i) above shall be reduced by the gross amount of disability insurance proceeds that you are entitled to receive, due to such impairment, during the twelve (12) month period following such termination.


         10. ATTORNEY FEES. The Company shall reimburse you for up to $5,000 of the attorney or other professional fees reasonably incurred by you in connection with the review and negotiation of the terms of your employment prior to the Start Date upon submission of an invoice or other suitable documentation.

         11. BUSINESS EXPENSES. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, subject to the Company's expenditure and reimbursement guidelines.

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         We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter agreement, together with the Confidentiality Agreement and other documents referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement will be governed by California law, without regard to the conflicts of laws provisions thereof.

Very truly yours,                            ACCEPTED AND AGREED:

REDENVELOPE, INC.                            ALISON L. MAY

By: /s/ Hilary Billings                      /s/ Alison L. May
   -----------------------------------       -----------------------------------
                                             Signature
Title: Chairman and CMO                      March 15, 2002
                                             Date

Attachment A: Confidential Information and Invention Assignment Agreement Attachment B: Indemnification Agreement

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